EXHIBIT 21

SUBSIDIARY LIST

Name of Subsidiary and Name Under Which It Does Business	Jurisdiction of Incorporation
1035 Line Company	Delaware
3330472 Nova Scotia Company	Canada
CAH Corporation	Delaware
Campbell Argentina S.A.	Argentina
Campbell Company of Canada	Canada
Campbell EU Investment Company	Delaware
Campbell Finance 2 Corporation	Delaware
Campbell Foodservice Company	Pennsylvania
Campbell Hong Kong Limited	Hong Kong
Campbell International Holdings Inc.	Delaware
Campbell Investment Company	Delaware
Campbell Jin Bao Tang, Inc.	Delaware
Campbell MFG 1 Company	Delaware
Campbell Sales Company	New Jersey
Campbell Soup Asia Limited	Hong Kong
Campbell Soup Dominicana, S.A.	Dominican Republic
Campbell Soup Supply Company L.L.C.	Delaware
Campbell Snacks Europe, Inc.	Delaware
Campbell Swire (HK) Ltd	Hong Kong
Campbell Swire (Xiamen) Co Ltd	China
Campbell U.S. Holdings, Inc.	Delaware
Campbell Urban Renewal Corporation	New Jersey
Campbell’s de Mexico S.A. de C. V.	Mexico
CANEB L.L.C.	Delaware
CanFin Holdings Inc.	Delaware
CIRT Urban Renewal Corp.	New Jersey
Comercializadora Campbell de Guatemala, Limitada	Guatemala
CSC Brands LP	Delaware
CS Foods, LLC	Missouri
CSC Insights, Inc.	New Jersey
CSC Standards, Inc.	New Jersey
CSnacks Combo, LLC	Delaware
DFKA Ltd.	United Kingdom
EDS Investments, LLC	New Jersey
Joseph Campbell Company	New Jersey
Pacific Foods Investments, Inc.	Delaware
Pacific Foods of Oregon, LLC	Oregon
Pepperidge Farm, Incorporated	Connecticut
Snyder's-Lance, Inc.	North Carolina

The foregoing does not constitute a complete list of all subsidiaries of the registrant. Any subsidiaries that have been omitted do not, if considered in the aggregate as a single subsidiary, constitute a “Significant Subsidiary” as defined by the SEC.